Exhibit (d)(8)(d)
Pacific Funds
Agreement Pursuant to Rule 17a-7 of
the Investment Company Act of 1940
     THIS AGREEMENT, dated as of _April 1, 2002, by and between Pacific Funds (the “Trust”), Pacific Life Insurance Company (the “Adviser”), and MFS Investment Management (the “Fund Manager”).
     WHEREAS, the Adviser, the Trust, and the Fund Manager have entered into a fund management agreement (the “Management Agreement”); and
     WHEREAS, the Fund Manager manages one or more funds of the Trust (each a “Fund”); and
     WHEREAS, at the end of each quarter the Fund Manager is required to prepare and deliver to the Trust’s Board of Trustees a report of all purchase and sale transactions involving each Fund it manages that were executed in reliance on the Trust’s 17a-7 Procedures, including the identity of the counterparty to the transaction (the “Counterparty Information”); and
     WHEREAS, in lieu of providing the Counterparty Information, the Trust’s 17a-7 Procedures allow the Fund Manager to agree in writing, in a form approved by the Trust and Adviser, to maintain the required Counterparty Information as a Fund record in accordance with Rule 17a-7(g) of the Investment Company Act of 1940 (the “1940 Act”) and the terms of the Management Agreement;
     NOW, THEREFORE, the Fund Manager agrees to maintain Counterparty Information required by the Trust’s 17a-7 procedures as a Fund record in accordance with Rule 17a-7(g) of the 1940 Act and the terms of the Management Agreement. The location of these records will be identified in Trust documents as required by law and the Fund Manager agrees to notify the Trust of the location or any change thereto. The current location of these records is:

500 Boylston Street, 20th Floor

Boston, MA 02116

The Fund Manager further agrees to promptly provide the Counterparty Information to the Adviser, the Trust Board, or to any regulatory body that has jurisdiction over the Trust, upon request. Fund Manager shall bear the cost of producing and providing such Fund records on a timely basis.
     This Agreement will automatically terminate upon termination or non-renewal of the Management Agreement, except that Fund records must still be maintained in accordance with the Management Agreement.

PACIFIC FUNDS		MFS INVESTMENT MANAGEMENT

By:	/s/ Thomas C. Sutton	By:	/s/ John W. Ballen

Name:	Thomas C. Sutton	Name:	John W. Ballen

Title:	Chairman of the Board and Trustee	Title:	President

PACIFIC LIFE		PACIFIC LIFE

By:	/s/ Thomas C. Sutton	By:	/s/ Glenn S. Schafer

Name:	Thomas C. Sutton	Name:	Glenn S. Schafer

Title:	Chairman of the Board and CEO	Title:	President